For more information: Michael R. Cox
765.463.4527
mcox@bioanalytical.com

BASi Announces Sale of Baltimore Clinical Pharmacology Research Unit

WEST LAFAYETTE, IN, June 30, 2008 — Bioanalytical Systems, Inc. (Nasdaq: BASI) announced today that it has sold its Baltimore Clinical Pharmacology Research Unit (the "CPRU") to a subsidiary of Algorithme Pharma Holdings, Inc. ("Algorithme"). As a result of this sale, BASi will exit the Phase I first-in-human clinical study market. BASi sold the operating assets of the CPRU in exchange for a cash payment of $850,000 at the closing and the assumption of certain liabilities related to the CPRU, including the lease held by BASi for the facility housing the CPRU.

Algorithme is a privately-held, Montreal-based contract research organization, providing human clinical trials for Phase I and bioequivalence studies, as well as bioanalytical services, to pharmaceutical and biotechnology companies worldwide. Visit algopharm.com for more information about Algorithme.

BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world’s leading drug development companies and medical research organizations. The company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market. Visit www.bioanalytical.com for more information about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to the sale of the Baltimore Clinical Pharmacology Unit, the financial and operational impact of the sale of the Baltimore Clinical Pharmacology Unit, the development, marketing and sales of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company’s filings with the Securities and Exchange Commission.

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